Exhibit 99.2

Proteostasis Therapeutics Achieves Preclinical Milestone in Astellas Pharma Collaboration

Cambridge, Mass., August 8, 2016 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a clinical stage biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing, today announced that it has successfully completed a key preclinical milestone in its collaboration with Astellas Pharma Inc. (Astellas). The milestone, which triggered an undisclosed payment from Astellas, demonstrated that selective modulation of the Unfolded Protein Response (UPR) pathway in vitro is potentially an effective disease-modifying approach in the treatment of multiple diseases with few or no therapies currently available.

“We are very encouraged to reach this milestone so early in our collaboration with Astellas,” said Meenu Chhabra, President and Chief Executive Officer at Proteostasis Therapeutics. “Demonstrating the value of the UPR pathway is an early positive signal in this collaboration with Astellas, and additionally, it provides yet another proof point supporting the broad applicability and power in our discovery platform as achieved through use of our proprietary Disease Relevant Translation and Proteostasis Network.”

As a result of this achievement, Proteostasis Therapeutics is also eligible for future research funding, development and commercial milestones, under the agreement, subject to the achievement of future milestones, which could result in total payments of more than $400 million, as well as tiered royalties. Astellas retains the right to begin two additional projects under the same terms, which, if it fully exercised this right, would bring the total potential value of the collaboration to $1.2 billion.

“The achievement of this key preclinical milestone marks a transition point for our collaboration as it proves one of the basic scientific tenets underlying the program. We remain enthusiastic about the UPR as a very interesting and potentially important target for protein conformational diseases and expect to use that knowledge to deliver new therapeutic options to the clinic and, ultimately, to patients in need,” said Kenji Yasukawa, Ph.D., Senior Vice President and Chief Strategy Officer, Astellas.

The collaboration focuses on several undisclosed indications that could be treated through modulation of the UPR pathway. As part of the agreement, the companies are conducting discovery, screening and preclinical research to identify lead compounds for clinical development. Upon candidate selection, Proteostasis Therapeutics will have the rights to opt in for global co-development and United States co-promotion.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that modulate the proteostasis imbalance in cells and restore protein function. Proteostasis Therapeutics is currently enrolling eligible adults with CF to participate in its Phase 1 clinical trials of PTI-428. PTI-428 is a unique modulator of the Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) protein, called an amplifier, that when used in combination with existing treatments and therapies has shown a consistent positive effect on CFTR protein activity in vitro in pre-clinical studies. In addition to its multiple programs in cystic fibrosis and the Astellas collaboration, Proteostasis Therapeutics also has a collaboration with Biogen to research and identify therapeutic candidates for neurodegenerative disease. For more information visit www.proteostasis.com.

About Astellas

Astellas Pharma Inc., based in Tokyo, Japan, is a company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. We focus on Urology, Oncology, Immunology, Nephrology and Neuroscience as prioritized therapeutic areas while advancing new therapeutic areas and discovery research leveraging new technologies/modalities. We are also creating new value by combining internal capabilities and external expertise in the medical/healthcare business. Astellas is on the forefront of healthcare change to turn innovative science into value for patients. For more information, please visit our website at www.astellas.com/en.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of, and anticipated development plans related to, the Company’s product candidates and preclinical and clinical studies. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent and future filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Proteostasis Therapeutics undertakes no duty to update this information unless required by law.

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Media Contact:

Katie Engleman, Pure Communications, Inc.

(910) 509-3977

katie@purecommunicationsinc.com

Investor Contact:

Luke Heagle, Pure Communications, Inc.

(910) 726-1372

luke@purecommunicationsinc.com

Astellas Contacts:

Astellas Pharma Inc.

Corporate Communications

+81-3-3244-3201